Exhibit 23(a)

                      Consent of PricewaterhouseCoopers LLP


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 30, 1998, which appears on page 38 of the 1997 Annual Report to Stockholders of Bush Boake Allen Inc., which is incorporated by reference in Bush Boake Allen Inc.'s Annual Report on Form 10-K for the year ended December 25, 1997.




PRICEWATERHOUSECOOPERS LLP



Florham Park, New Jersey
July 17, 1998